EXHIBIT 10.4
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
     This Amendment No. 1 to Employment Agreement (this “Amendment”) is entered into this 8th day of August, 2005, by and between OrthoLogic Corp., a Delaware corporation (the “Company”) and James M. Pusey (“Executive”) and amends the Employment Agreement dated as of March 3, 2005 between the Company and Executive (the “Employment Agreement”).
     The Employment Agreement is hereby modified and amended as follows:
     1. Sale of Boston condominium. The payment provided for in Section 4(h)(ii)(4) of the Employment Agreement in connection with the sale of Executive’s Boston condominium is hereby fixed at $50,000, the maximum amount payable under that provision, payable immediately to Executive.
     2. Reimbursement of additional expenses. In addition to the reimbursements provided for in Section 4(h) of the Employment Agreement, the Company shall pay Executive an additional $49,000 to reimburse Executive for other relocation and transition related expenses, payable upon request to Executive.
     Except as expressly modified herein, the Employment Agreement shall remain in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of the Employment Agreement and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern and control. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.
     This Amendment No. 1 is executed as of the date first above written.

ORTHOLOGIC CORP.	EXECUTIVE

/s/ Jock M. Holliman, III	/s/ James M. Pusey

Jock M. Holliman, III	Dr. James M. Pusey
Chairman of the Board